Exhibit 10.2

                     First Amendment to Services Agreement
                            and termination of escrow

      This First Amendment to Services Agreement and Termination of Escrow ("Amendment") is made as of April 27, 2004, by and among DynTek, Inc., a Delaware corporation ("DI"), DynTek Services, Inc., a Delaware corporation ("DSI" which, together with DI, may be jointly referred to as "DynTek"), and Young Williams, P.C., a Mississippi professional corporation ("YW") who agree as follows:

      1.    Recitals.

            (a) DynTek and YW entered into that certain Services Agreement dated March 1, 2004 (the "Services Agreement"). DSI and Child Support Technologies, Inc. ("CST") entered into a ProductivIT Sale Agreement and a ProductivIT Maintenance Agreement dated March 1, 2004 (jointly, the "ProductivIT Agreements"). Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Services Agreement.

            (b) Pursuant to the terms of an escrow letter, the Services Agreement and the ProductivIT Agreements have been held in escrow pending receipt of the consents required under Section 6 of the Services Agreement. DynTek and YW have been unable to secure, as of this date, the following consents: (1) Kansas Shawnee County 3rd Judicial District; (2) North Carolina, Hanover County, CSE; (3) North Carolina Beaufort County CSE; and (4) North Carolina, Wake County, CSE (collectively, the "Managed Contracts without Consents"). DynTek and YW have been able to secure the consents of the governmental entities needed to allow YW to manage the following Managed
Contracts: (1) Kansas, Department of Social and Rehabilitative Services, CSE; and (2) Nebraska, Department of Health and Human Services, Call Center Services (collectively, the "Managed Contracts with Consents").

            (c) DynTek and YW desire to amend the Services Agreement to have YW begin operations as to the Managed Contracts with Consents while they continue to seek consents for the Managed Contracts without Consents. DynTek, YW and CST desire to terminate the escrow of the Services Agreement and the ProductivIT Agreements.

      2. The escrow of the Services Agreement and the ProductivIT Agreements is hereby terminated. YW and DynTek will immediately begin all actions and obligations consistent with the Services Agreement applicable to the Managed Contracts with Consents. DSI and CST will immediately begin all actions and obligations consistent with the ProductivIT Agreements.

      3. DynTek will use, and will continue to use, its best efforts to obtain the required consents for the Managed Contracts without Consents. DynTek will use and continue to use its best efforts to preserve the Managed Contracts without Consents and comply with the contractual terms of those contracts. As consents are obtained for the Managed Contracts without Consents, YW and DynTek will immediately begin all actions and obligations consistent with the Services Agreement applicable to each additional contract for which consent is obtained.

      4. Paragraph 3(a) of the Services Agreement is amended and restated in its entirety to read as follows:

            Management Fee. DynTek shall pay YW a management fee (the "Management Fee") during the Term equal to the greater of: (x) twelve percent (12%) of the gross Contract Revenues arising under all of the Managed Contracts (regardless of whether consents have been obtained or YW is providing any services to a

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            Managed Contract, and regardless of whether DynTek receives payment under a Managed Contracts.), or (y) a monthly amount based on the following schedule:

            (i)       3/2004 through 6/2004     $61,714 per month
            (ii)     7/2004 through 12/2004     $61,916 per month
            (iii)    1/2005 through 6/2005      $62,117 per month
            (iv)     7/2005 through 12/2005     $37,723 per month
            (v)      1/2006                     $30,828 per month
            (vi)     2/2006 through 6/2006      $26,868 per month
            (vii)    7/2006 through 8/2008      $27,077 per month
            (viii)   9/2008 through 7/2010      $14,117 per month

            The Management Fee shall be paid monthly within fifteen (15) days of the end of each month. DynTek shall use best efforts to diligently and promptly collect all Contract Revenues. If there is a material contract change provision that reduces gross Contract Revenues to DynTek under all of the Managed Contracts with Consents by more than five percent (5%) per annum, the parties shall negotiate in good faith an adjustment to the Management Fee. If the parties fail to reach an agreement on such adjustment within thirty (30) days of such change, they shall submit the matter to binding arbitration in accordance with Section 15(f).

      5. Within 4 business days of the execution of this Amendment, DynTek shall pay YW the Management Fee for March 2004 of $61,714.00 and CST shall pay DSI $200,000.00 of accrued license fees under the ProductivIT Agreements.

      6. Except as amended and supplemented hereby, the Services Agreement remains in full force and effect and DynTek and YW ratify and confirm the Services Agreement as so amended and supplemented.

      IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

Young Williams, P.C.       DynTek, Inc.               DynTek Services, Inc.

By: ___________________    By: ___________________    By: _____________________
Name: Robert L. Wells      Name: Steven J. Ross       Name: Steven J. Ross
Title: President           Title: President & CEO     Title: President & CEO

      The undersigned joins in the execution of this Amendment solely as to the termination of the escrow pursuant to Section 2 hereof and the payment provisions of Section 5 hereof applicable to it.

Child Support Technologies, Inc.

By: ___________________
Name: Robert L. Wells
Title: President